Exhibit 23(a)

Consent of Independent Auditors

The Board of Directors
Kansas City Life Insurance Company

We consent to the reference to our firm under the caption “Independent Accountants” in the Registration Statement (No. 333-39720) on Post-Effective Amendment No. 1 to Form S-3 of Kansas City Life Insurance Company, and to the incorporation by reference therein of our report dated January 17, 2001, relating to the consolidated balance sheet of Kansas City Life Insurance Company and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000 annual report on Form 10-K, as amended by annual report on Form 10-K/A of Kansas City Life Insurance Company.

KPMG LLP

Omaha, Nebraska
February 22, 2002